Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COWEN INC.,

THE TORONTO-DOMINION BANK,

and

CRIMSON HOLDINGS ACQUISITION CO.

Dated as of August 1, 2022

i

Section 9.14	Delivery by Facsimile or Electronic Transmission	68
Section 9.15	Certain Definitions	68

Annex A – Requisite Regulatory Approvals

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

INDEX OF DEFINED TERMS

Term	Location
2020 PSUs	Section 1.8(c)(i)
Acceptable Confidentiality Agreement	Section 6.9(b)(i)
Acquisition Proposal	Section 6.9(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.9(b)(i)
Ardea Partners	Section 3.7
BHC Act	Section 9.15
CARES Act	Section 3.10(m)
Certificate of Merger	Section 1.3
CFIUS Approval	Annex A
Chosen Courts	Section 9.9(b)
Class A Company Common Stock	Section 1.5(a)
Class B Company Common Stock	Section 1.5(a)
Client	Section 9.15
Closed Performance Company PSU	Section 1.8(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(d)
Common Dissenting Shares	Section 1.10(a)
Company	Preamble
Company 401(k) Plan	Section 6.5(e)
Company Advisory Subsidiary	Section 3.24(a)
Company Agent	Section 3.26(a)
Company Benefit Plans	Section 3.11(a)
Company Board Recommendation	Section 6.3(a)
Company Broker-Dealer Subsidiary	Section 3.27(a)
Company Bylaws	Section 3.1(a)
Company Charter	Section 3.1(a)
Company Common Stock	Section 1.5(a)
Company Compensation Committee	Section 1.8(c)(i)
Company DCAs	Section 9.15
Company Disclosure Letter	Article III
Company Dividend Equivalents	Section 1.8(e)
Company ERISA Affiliate	Section 3.11(a)
Company Indemnified Parties	Section 6.6(a)
Company Insurance Subsidiary	Section 3.26(a)

v

Term	Location
Company Investment Advisory Contract	Section 9.15
Company Material Adverse Effect	Section 9.15
Company Meeting	Section 6.3(a)
Company Preferred Stock	Section 1.7
Company PSUs	Section 9.15
Company Qualified Plans	Section 3.11(c)
Company Real Property	Section 3.17
Company Regulatory Agreement	Section 3.15
Company Reports	Section 3.12
Company RSUs	Section 9.15
Company SEC-Registered Subsidiaries	Section 3.27(a)
Company Springing Approvals	Annex A
Company Subsidiary	Section 3.1(b)
Company Termination Fee	Section 8.2(b)
Compensation Awards	Section 1.8(f)
Confidentiality Agreement	Section 6.2(b)
Constituent Documents	Section 9.15
Continuation Period	Section 6.5(a)
Continuing Employee	Section 6.5(a)
Credit Agreement	Section 9.15
CSA	Annex A
CSA Approval	Annex A
Deferred Director RSUs	Section 1.8(d)
Delaware Secretary	Section 1.3
DGCL	Section 1.1
Director RSU	Section 1.8(d)
Dissenting Shares	Section 1.10(b)
Effective Time	Section 1.3
EnergySolutions	Annex A
Enforceability Exceptions	Section 3.3(a)
Environmental Law	Section 9.15
ERISA	Section 3.11(a)
Exception Shares	Section 1.5(a)
Exchange Act	Section 9.15
Exchange Agent	Section 2.1
Exchange Fund	Section 2.1
Exchange Ratio	Section 9.15

Term	Location
Excluded Funds	Section 9.15
Executive Officer	Section 9.15
FHN Transaction Agreement	Section 6.1(d)
FINRA	Section 9.15
FOCI	Annex A
FSMA	Annex A
Fund	Section 9.15
GAAP	Section 9.15
Governmental Entity	Section 9.15
HCR Funds	Section 9.15
IIROC	Annex A
Indenture	Section 9.15
Intellectual Property	Section 9.15
Intervening Event	Section 9.15
Investment Advisers Act	Section 3.24(a)
IRS	Section 3.11(b)
IT Assets	Section 3.13(c)
Legal Prohibition	Section 7.1(c)
Legal Restraint	Section 7.1(c)
Liens	Section 9.15
Material Contract.	Section 3.14(a)
Materially Burdensome Regulatory Condition	Section 6.1(d)
Merger	Recitals
Merger Consideration	Section 1.5(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.11(a)
Multiple Employer Plan	Section 3.11(e)
New Plans	Section 6.5(d)
Note Purchase Agreement	Section 9.15
NRC	Annex A
NRC Approval	Annex A
NYDFS	Annex A
Obligee	Section 8.2(g)
Obligor	Section 8.2(g)
Old Certificate	Section 1.5(b)
Open Performance Company PSU	Section 1.8(c)(i)
Owed Amounts	Section 8.2(g)

Term	Location
Pandemic	Section 9.15
Pandemic Measures	Section 9.15
Parent	Preamble
Parent 401(k) Plan	Section 6.5(e)
Parent Common Share	Section 9.15
Parent Disclosure Letter	Article IV
Parent Expense Reimbursement	Section 8.2(e)
Parent Material Adverse Effect	Section 9.15
Parent Parties	Preamble
PBGC	Section 3.11(d)
Permissibility Thresholds	Section 9.15
Permitted Liens	Section 9.15
Personal Data	Section 3.13(b)
Pooled Vehicle	Section 9.15
Preferred Dissenting Shares	Section 1.10(b)
Premium Cap	Section 6.6(b)
President	Annex A
Proceedings	Section 3.9(a)
Proxy Statement	Section 3.4
Recommendation Change	Section 6.3(b)
Regulatory Agencies	Section 9.15
Reimbursable Premium Amount	Section 6.19
Reimbursement Trigger Approval	Section 9.15
Related Party	Section 3.19
Representatives	Section 9.15
Requisite Company Vote	Section 3.3(a)
Requisite Regulatory Approvals	Section 6.1(c)
Sarbanes-Oxley Act	Section 3.6(c)
Scheduled Assets	Section 5.2(c)
SEC	Section 9.15
Securities Act	Section 9.15
Security Breach	Section 3.13(c)
SFO	Annex A
SRO	Section 9.15
Stock Plans	Section 9.15
Stop Loss Policy	Section 6.19
Subsidiary	Section 9.15

Term	Location
Superior Proposal	Section 6.9(d)
Surviving Corporation	Recitals
Takeover Statutes	Section 3.20
Tax	Section 9.15
Tax Return	Section 9.15
Taxes	Section 9.15
Termination Date	Section 8.1(c)
Volcker Rule	Section 9.15
willful and material breach	Section 8.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2022 (this “Agreement”), by and among The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), Cowen Inc., a Delaware corporation (“Company”), and Crimson Holdings Acquisition Co., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, “Parent Parties”).

RECITALS

A.          The Boards of Directors of each of Parent, Merger Sub and Company have determined that it is in the best interests of their respective companies and, in the case of Merger Sub and Company, their stockholders, to consummate the transactions provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Company (the “Merger”) with Company as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

B.          In furtherance thereof, the respective Boards of Directors of each of Parent, Merger Sub and Company have adopted this Agreement and approved the transactions contemplated hereby (including the Merger), the Board of Directors of Company has resolved to submit this Agreement to its stockholders for adoption and to recommend that its stockholders adopt this Agreement and approve the transactions contemplated hereby (including the Merger) and the Board of Directors of Merger Sub has resolved to submit this Agreement to Parent (as Merger Sub’s sole stockholder) for adoption and to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement and approve the transactions contemplated hereby (including the Merger); and

C.          In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Company.  Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.2          Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on the third (3rd) business day following the date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3          Effective Time.  On or (if agreed by Company and Parent) prior to the Closing Date, Company shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) with respect to the Merger (the “Certificate of Merger”).  The Merger shall become effective at such time as is specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time, the “Effective Time”).

Section 1.4          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

Section 1.5          Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company or the holder of any securities of Parent or Company:

(a)          Each share of the Class A Common Stock, par value $0.01 per share, of Company (the “Class A Company Common Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Class B Common Stock, par value $0.01 per share, of Company (the “Class B Company Common Stock” and, together with the Class A Company Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (in each case, except for (i) shares of Company Common Stock owned by Company or Parent (in each case, other than shares of Company Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “Exception Shares”)) and (ii) Common Dissenting Shares) shall be converted into the right to receive from Parent (or, at the election of Parent, Merger Sub or another wholly owned direct or indirect Subsidiary of Parent) an amount in cash equal to $39.00, without interest (the “Merger Consideration”).

(b)          All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate or book-entry account statement (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2, without any interest thereon.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by (i) Company (in each case, other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor and (ii) Parent (in each case, other than the Exception Shares) shall be converted into such number and type of shares of the Surviving Corporation as is agreed by Parent and the Surviving Corporation, and, upon such conversion, each such share of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

Section 1.6          Surviving Corporation Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.7          Company Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any securities of such companies, each share of Company’s 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (except for Preferred Dissenting Shares) shall remain issued and outstanding.

Section 1.8          Treatment of Compensation Awards.

(a)          Company RSUs.

(i)          At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company RSU, each Company RSU (other than a Director RSU) under the Stock Plans that is or will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company RSU to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any such Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii)          At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of a Company RSU, each outstanding Company RSU (other than a Director RSU) under the Stock Plans that is not and will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company RSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Company RSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio.

(b)          Company DCAs.

(i)          At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company DCA, each outstanding Company DCA under the Stock Plans that is or will become vested at the Effective Time in accordance with its terms shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company DCA to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to the sum of (x) the amount of such Company DCA and (y) the amount of then-accrued and unpaid interest calculated in accordance with the terms of the applicable award agreement, less applicable Taxes required to be withheld with respect to such payment; provided, that, with respect to any Company DCA that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(ii)          At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company DCA, each outstanding Company DCA under the Stock Plans that is not and will not become vested at the Effective Time in accordance with its terms shall be assumed by Parent and will be subject to the same terms and conditions applicable to such Company DCA immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment and payment of accrued interest on any outstanding Company DCA, in each case, as set forth in the applicable Stock Plan or applicable award agreement).

(c)          Company PSUs.

(i)          At the Effective Time, except as otherwise agreed in writing between Parent and any individual holder of an outstanding Company PSU, each outstanding Company PSU granted under the Stock Plans for which, as of immediately prior to the Effective Time, the applicable performance period is not complete (each, an “Open Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and will be subject to the same terms and conditions applicable to such Open Performance Company PSU immediately prior to the Effective Time (including any accelerated vesting upon qualifying terminations of employment as set forth in the applicable Stock Plan or applicable award agreement), except that such Open Performance Company PSU shall no longer be subject to performance-based vesting conditions, and such Open Performance Company PSU shall be in respect of a number of Parent Common Shares that is equal to (x) the number of shares of Company Common Stock underlying such Open Performance Company PSU immediately prior to the Effective Time, assuming achievement of applicable performance goals at target level, multiplied by (y) the Exchange Ratio; provided, that, with respect to all Open Performance Company PSUs for which the applicable performance period ends on or before December 31, 2022 (“2020 PSUs”), the number of Parent Common Shares underlying such Open Performance Company PSUs shall be determined based on actual achievement of applicable performance goals as reasonably determined by the compensation committee of the Board of Directors of Company (the “Company Compensation Committee”) prior to the Closing in accordance with the terms of the applicable award agreement.

(ii)          At the Effective Time, each outstanding Company PSU granted under the Stock Plans for which, as of immediately prior to the Effective Time, the applicable performance period is complete but has not yet been settled (each, a “Closed Performance Company PSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Closed Performance Company PSU to receive (without interest), as soon as practicable after the Effective Time through the Surviving Corporation’s payroll, an amount in cash equal to (x) the number of shares of Company Common Stock underlying such Closed Performance Company PSU immediately prior to the Effective Time, based on actual achievement of applicable performance goals as reasonably determined by the Company Compensation Committee prior to the Closing in accordance with the terms of the applicable award agreement, multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; provided that, with respect to any Closed Performance Company PSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d)          Director RSUs.  At the Effective Time, each Company RSU held by a current or former non-employee director of Company (a “Director RSU”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Director RSU to receive (without interest), as soon as reasonably practicable after the Effective Time, an amount in cash equal to (i) the number of shares of Company Common Stock subject to such Director RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration; provided that, with respect to any Director RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code (the “Deferred Director RSUs”) and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e)          Any dividend equivalent rights associated with any Company RSU, Company PSU or Director RSU (collectively, the “Company Dividend Equivalents”) (i) credited in the form of additional Company RSUs, Company PSUs or Director RSUs, as applicable, shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 1.8 and (ii) credited in the form of cash shall be paid at the same time or times the award to which such dividend equivalent rights relate is paid or settled in accordance with this Section 1.8, in each case, consistent with the terms of the applicable Stock Plan and award agreement immediately prior to the Effective Time.

(f)          At or prior to the Effective Time, Company and the Board of Directors of Company (and the Company Compensation Committee), as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company RSUs, Company DCAs, Company PSUs, Director RSUs and Company Dividend Equivalents (collectively, the “Compensation Awards”) pursuant to Section 1.8(a) through Section 1.8(e).

(g)          Notwithstanding anything in Section 1.8(a) through Section 1.8(e) to the contrary, but subject to Section 7.1(a), to the extent the terms of any Compensation Award (i) granted on or after the date of this Agreement and not in violation of this Agreement or (ii) mutually agreed by a party hereto and a holder of any Compensation Award expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.8, then in the case of each of clauses (i) and (ii), the terms of such Compensation Award, as applicable or so agreed by such party and such holder, shall control (and the applicable provisions of this Section 1.8 shall not apply).

(h)          At Parent’s election, the Surviving Corporation will enter into an agreement with Parent or one or more of Parent’s affiliates pursuant to which the Surviving Corporation will reimburse directly or indirectly Parent for expenses associated with the obligations assumed by Parent pursuant to this Section 1.8.

Section 1.9          Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)          The certificate of incorporation of the Surviving Corporation shall by virtue of the Merger be amended in the form set forth as Exhibit A, until duly amended in accordance with the terms thereof and applicable law and consistent with the obligations set forth in Section 6.6 of this Agreement.

(b)          Subject to the obligations set forth in Section 6.6 of this Agreement, the bylaws of the Surviving Corporation shall by virtue of the Merger be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Cowen Inc.”), until duly amended in accordance with the terms thereof and applicable law and consistent with the obligations set forth in Section 6.6 of this Agreement.

Section 1.10          Dissenting Shares.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “Common Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 1.5 and instead shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL.  Each Common Dissenting Share held by a stockholder of Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Common Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender of the Old Certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 2.2.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), all shares of Company Preferred Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, collectively, the “Preferred Dissenting Shares” and, together with the Common Dissenting Shares, the “Dissenting Shares”) will not remain issued and outstanding as provided in Section 1.7 and instead shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL.  Each Preferred Dissenting Share held by a stockholder of Company who has failed to perfect, otherwise waived, effectively withdrawn or lost his, her or its rights to appraisal of such Preferred Dissenting Share pursuant to Section 262 of the DGCL will thereupon be deemed to have remained issued and outstanding in accordance with Section 1.7.

(c)          Company shall give Parent (i) prompt written notice and copies of any written demands for appraisal or withdrawals or attempted withdrawals of such demands, and any other related instruments that are received by Company relating to demands of appraisal, and (ii) the opportunity to direct all negotiations and legal proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment to any holder of Dissenting Shares with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the legal proceedings with respect to any demand for appraisal; provided that nothing in this Agreement shall obligate Company to make any payment or settle any demand that is not conditioned upon the occurrence of the Effective Time.   Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands or agree to any of the foregoing.

Section 1.11          Directors and Officers of the Surviving Corporation.

(a)          The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Constituent Documents of the Surviving Corporation and applicable law.

(b)          The officers of Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Constituent Documents of the Surviving Corporation and applicable law.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

Section 2.1          Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”) on terms and conditions reasonably acceptable to Company, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates.  Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

Section 2.2          Exchange Procedures.

(a)          As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock (except for Exception Shares or Common Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration to which such person may be entitled pursuant to Section 1.5 and this Article II.  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, the amount of cash to which such holder is entitled pursuant to Section 1.5 and this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued with respect to any Merger Consideration to be delivered upon surrender of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate (other than Old Certificates representing Exception Shares and Common Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration.

(b)          After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(c)          Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)          Parent shall be entitled to deduct and withhold, or cause its Subsidiaries, including Merger Sub, or the Exchange Agent to deduct and withhold, from the Merger Consideration or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Compensation Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law.  If Parent determines that it or any of its Subsidiaries is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement (in each case, other than in respect of deductions or withholding arising in connection with payments treated as compensation for applicable tax purposes), Parent shall provide notice to Company of Parent’s intent to deduct or withhold such amount and the basis for such deduction or withholding at least fifteen (15) days before any such deduction or withholding is made to the extent reasonably practicable, or shall otherwise provide such notice as promptly as reasonably practicable, and Parent shall reasonably cooperate with Company in order to eliminate or to reduce any such deduction or withholding, including providing a reasonable opportunity for Company to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(e)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration payable pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure letter delivered by Company to Parent concurrently herewith (the “Company Disclosure Letter”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would have or reasonably be expected to have a Company Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article III specifically referenced or cross-referenced and (2) all other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in any Company Reports filed with or furnished to the SEC by Company since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent as follows:

Section 3.1          Corporate Organization.

(a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  True and complete copies of the amended and restated certificate of incorporation of Company (the “Company Charter”) and the second amended and restated bylaws of Company (the “Company Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted and (iv) there are no restrictions on the ability of Company or any Subsidiary of Company to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  No Company Subsidiary is an insured depository institution.

(c)          Section 3.1(c) of the Company Disclosure Letter sets forth a complete and correct list of (i) all of Company’s “significant subsidiaries” (as such term is defined in Section

1-02 of Regulation S-X under the Exchange Act) and (ii) all other persons that are not direct or indirect wholly owned Subsidiaries of Company with respect to which Company directly or indirectly through any affiliate (including any Fund or Pooled Vehicle) (A) owns (1) 5% or more of the voting equity securities or voting equity interests (including any interest in a partnership or joint venture of any kind) or (2) 25% or more of the total equity securities or total equity interests (including any interest in a partnership or joint venture of any kind), along with the percentage ownership held by Company or its affiliates (including on a class or series basis, if applicable), but excluding any shares held in Company’s trading book for ordinary course securities business activities, (B) has the right to appoint or elect (or has appointed or elected) one or more members of the board of directors, board of managers or similar governing body, which schedule also indicates for which persons and Company or its affiliates have the right to appoint or elect a majority of such board or other governing body or (C) acts as general partner, managing member or the equivalent.  The foregoing schedule includes the jurisdiction of incorporation or organization of all such persons.

Section 3.2          Capitalization.

(a)          The authorized capital stock of Company consists of 62,500,000 shares of Class A Company Common Stock, 62,500,000 shares of Class B Company Common Stock and 10,000,000 shares of undesignated preferred stock, par value $0.01 per share.  As of July 29, 2022, there were (i) 27,657,078 shares of Class A Company Common Stock issued and outstanding; (ii) no shares of Class B Company Common Stock issued and outstanding; (iii) 120,750 shares of Company Preferred Stock issued and outstanding (with a then-current “Conversion Rate” of 39.2214 and no “Fundamental Change Make-Whole Premium” due at a “Stock Price” at or above $38.82 per share (in each case, as such terms are defined in the Certificate of Designations for the Company Preferred Stock)); (iv) awards of Company RSUs outstanding representing 5,149,424 shares of Class A Company Common Stock; and (v) awards of Company PSUs outstanding representing 940,844 shares of Class A Company Common Stock assuming the achievement of target performance (and, in the case of 2020 PSUs, 66,667 additional shares of Class A Common Stock assuming the achievement of 200% performance).  As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, Company is current on all dividends payable on the outstanding shares of Company Preferred Stock.  There are no bonds, debentures, notes or other indebtedness outstanding that have the right to vote on any matters on which stockholders of Company may vote.  Other than the awards of Company RSUs and Company PSUs outstanding as of the date of this Agreement and Company Preferred Stock issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or contracts, commitments, understandings or arrangements by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.  Other than the awards of Company RSUs and Company PSUs, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any stockholder or other person any registration rights.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.3          Authority; No Violation.

(a)          Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its stockholders, has adopted this Agreement and approved the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Company’s stockholders, for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Assuming the accuracy of the representations in Section 4.6, except the adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Class A Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to adopt this Agreement or to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby (including the Merger), nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Charter or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4          Consents and Approvals.  Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities listed in Annex A and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), (c) any filings required by the Exchange Act, the Securities Act, state securities or state “blue sky” laws, (d) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and (e) any filings or consents required solely by reason of the participation of Parent (as opposed to any third party) in the Merger, including any requirements which become applicable to Company solely as a result of the specific regulatory status of Parent (or any of its affiliates), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation by Company of the Merger and the other transactions contemplated hereby, except where the failure to make such filings or registrations or to obtain such consents or approvals would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, Company has no knowledge that, after the date hereof, any application, filing or notice to or with any Governmental Entity, other than those listed in Annex A, will or would reasonably be expected to become necessary to permit the consummation by the parties hereto of the Merger and the other transactions contemplated by this Agreement.

Section 3.5          Reports.  Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to timely file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material

Adverse Effect.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2020, except where such proceedings or investigations would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (ii) since January 1, 2020, there have been no formal or, to the knowledge of Company, informal inquiries by any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries.

Section 3.6          Financial Statements.

(a)          The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of cash flows, consolidated statements of equity and consolidated statements of condition of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  Since January 1, 2020, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since March 31, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not have or reasonably be expected to have, either individually or in the aggregate, Company Material Adverse Effect.  Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, in each case, that have not been subsequently remediated and (ii) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d)          To the knowledge of Company, since January 1, 2020, no material written or other complaints regarding accounting, internal accounting controls or auditing matters have been received by Company. To the knowledge of Company, since January 1, 2020, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Company or any officer, director, employee or agent thereof to Company’s chief legal officer, audit committee (or to another committee comprised solely of directors not employed directly or indirectly by Company) of the Board of Directors of Company or the Board of Directors of Company, pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

Section 3.7          Broker’s Fees.  With the exception of the engagement of Ardea Partners LP (“Ardea Partners”) and SenaHill Securities, LLC (for whom Tod Perkins, registered representative of SenaHill Securities, LLC provided all services through Perkins Advisors, LLC), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Set forth in Section 3.7 of the Company Disclosure Letter are the fees (or, if such fees are based on a formula in the engagement letter, Company’s good faith estimate of such fees and the formula used to calculate the same) provided for in connection with the foregoing engagements by Company.

Section 3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2021, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)          Since December 31, 2021 through the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 3.9          Legal and Regulatory Proceedings.

(a)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) neither Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (collectively, “Proceedings”); and (ii) to the knowledge of Company, there are no outstanding or threatened Proceedings against any of Company’s or its Subsidiaries’ current or former directors or executive officers in their capacities as such.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, there is no judgment, order, writ, decree or injunction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 3.10          Taxes and Tax Returns.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect:

(a)          Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all respects.

(b)          Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business).

(c)          All Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(d)          Each of Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(e)          In the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which Company or any of its Subsidiaries (as applicable) does not file Tax Returns that Company or such Subsidiary (as applicable) is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(f)          Neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries.

(g)          Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries or pursuant to agreements which both (i) were not primarily related to Taxes and (ii) were entered into in the ordinary course of business consistent with past practice).

(h)          Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than pursuant to agreements which both (A) were not primarily related to Taxes and (B) were entered into in the ordinary course of business consistent with past practice).

(i)          Neither Company nor any of its Subsidiaries has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(j)          Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k)          No private letter rulings, closing agreements, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity within the six (6) year period immediately preceding the date of this Agreement with respect to Company or any of its Subsidiaries that would bind Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing Date.

(l)          Neither Company nor any of its Subsidiaries owns any “bank owned life insurance” policies or “company owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation.

(m)          Neither Company nor any of its Subsidiaries has elected to defer any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act.

Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, value or availability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of Company or any of its Subsidiaries.  It is agreed and understood that no representation or warranty is made by Company, any of its

Subsidiaries or its affiliates in respect of Tax matters in any section of this Agreement, other than this Section 3.10 and relevant parts of Section 3.11.

Section 3.11          Employee Benefits.

(a)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan.  For purposes of this Agreement, the term “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Company or any Subsidiary or any trade or business, whether or not incorporated, which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or individual independent contractor of Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)          Company has made available to Parent true, correct and complete copies of each material Company Benefit Plan (or, in the case of any unwritten material Company Benefit Plan, a description thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter or opinion, (iv) the most recently prepared actuarial report and (v) any related trust agreement or other funding instrument.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(d)          Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Company Benefit

Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries and (vii) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(e)          Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, (i) none of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and (ii) none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability that has not been satisfied in full to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)          Except as would not result in any material liability to Company and its Subsidiaries, taken as a whole, no Company Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any prior period, have been timely made or paid in full or, to the extent not required to be previously made or paid, have been fully reflected on the books and records of Company.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(i)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of Company and its Subsidiaries nor any Company ERISA Affiliate nor, to Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries or any Company ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate, or receive a reversion of assets from any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)          No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of Company, threatened unfair labor practice claims or charges against Company or any of its Subsidiaries, and (ii) since January 1, 2020, there have been no strikes, lockouts, concerted slowdowns or work stoppages or other labor disputes involving Company or any of its Subsidiaries.  Neither Company or any of its Subsidiaries is party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, there have been no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any current or former employees of Company or any of its Subsidiaries.

(m)          Since January 1, 2020, neither Company nor any of its Subsidiaries has conducted any “plant closing” or “mass layoff” (each as defined by the Worker Adjustment and Retraining Notification Act of 1988) or any similar group layoff of employees requiring notice to a Governmental Entity pursuant to applicable state, local or foreign law, or implemented any material early retirement, exit incentive, or other group separation program, nor as to each of the foregoing has Company nor any of its Subsidiaries planned or announced any such action or program for the future.

(n)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, (i) to the knowledge of Company, no executive officer or director of Company or any of its Subsidiaries has been the subject of a pending allegation of sexual harassment or sexual assault and (ii) neither Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any executive officer or director of Company.

Section 3.12        SEC Reports.  An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC, as the case may be, since January 1, 2020 by Company pursuant to the Securities Act or the Exchange Act (the “Company Reports”) is publicly available, and no such Company Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company Reports filed or furnished under the Securities Act or the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.

Section 3.13        Compliance with Applicable Law.

(a)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) Company and its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and (ii) to the knowledge of Company, no suspension, revocation or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries have since January 1, 2020, complied with and are not in default or violation under any applicable law, including (i) all applicable laws relating to the privacy and security of data or information, including personal data, personally identifiable information, protected health information, sensitive health information or personal information under applicable law or regulation (such information, “Personal Data”) and (ii) the USA PATRIOT Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Title V of the Gramm-Leach-Bliley Act, the Controlled Substances Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law relating to bank secrecy, cannabis, controlled substances, money laundering, proceeds of crime, foreign assets control, economic sanctions, digital assets, virtual currency, money transmission, the Sarbanes-Oxley Act, the CARES Act and Pandemic Measures.

Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering and proceeds of crime laws in jurisdictions where Company and its Subsidiaries conduct business.

(c)          Company and its Subsidiaries maintain an information security program and take commercially reasonable measures to protect the integrity, availability, continuous operation and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) used in their businesses and the privacy, security and confidentiality of the proprietary data, including Personal Data, that is stored or processed on such IT Assets and is used in their businesses against any (i) loss or misuse of such data, (ii) unauthorized access, acquisition, use or disclosure or unlawful operations performed upon such IT Assets or data thereon or (iii) other act or omission that compromises the availability or productivity of such IT Assets or privacy, security or confidentiality of the data thereon (clauses (i) through (iii), a “Security Breach”).  To the knowledge of Company, since January 1, 2019, Company has not experienced any Security Breach, Breach (as defined in 45 C.F.R. § 164.402) or Security Incident (as defined in 45 C.F.R. § 164.304) that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no data security or other technological vulnerabilities, viruses, malware or other corruptants with respect to the IT Assets owned by and used in Company’s or its Subsidiaries’ businesses that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in the case of each of clauses (i) through (vi), as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(e)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

Section 3.14          Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the Company Disclosure Letter or as filed with any Company Reports, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Company Benefit Plan:

(i)          which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          which contains a non-compete or client or customer non-solicitation requirement, in each case, that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(iii)         which is a collective bargaining agreement or similar agreement with any union, works council or other labor organization;

(iv)         that provides for (A) the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than trade payables, securities sold under agreements to repurchase, derivative and hedging obligations and guarantees, in each case, incurred in the ordinary course of business), (B) the guarantee, support, assumption, endorsement or material indemnification by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person (other than Company or any of its wholly owned Subsidiaries), in the case of each of clauses (A) and (B), in an aggregate principal amount of $10,000,000 or more, but, in each case, excluding any indebtedness disclosed in any Company Report filed since January 1, 2021 or entered into in the ordinary course of business or (C) the incurrence of indebtedness (or guarantees thereof) with terms that require Company to maintain a listing of such indebtedness on a stock exchange or reporting obligations under the Exchange Act (or otherwise provide substantially similar disclosure to holders of such debt);

(v)          that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;

(vi)          which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without any required payment (other than the payment of any outstanding obligation at the time of termination) or other conditions, other than the condition of notice), other than with respect to indebtedness disclosed in any Company Report(s) filed since January 1, 2021;

(vii)          that is a settlement, consent decree or other similar agreement related to settlement of a legal dispute or regulatory matter and contains any continuing obligations of Company or any of its Subsidiaries reasonably expected to be in excess of $5,000,000;

(viii)          that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have obligations or liabilities reasonably expected to be in excess of $5,000,000;

(ix)          that relates to any material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or any material investment in a third party;

(x)          grants the right to use or practice any material Intellectual Property, other than (A) non-exclusive in-licenses to commercially available software or (B) non-exclusive out-licenses to customers in the ordinary course of business;

(xi)         that is with any Related Party (other than any employment agreement or other Company Benefit Plan);

(xii)        that is a Company Investment Advisory Contract for a material Fund (other than the Excluded Funds); or

(xiii)      which includes any restriction requiring Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis (including pursuant to any “most favored nation” or similar terms) that either (A) is contained in a contract, arrangement, commitment or understanding of the type described in any of clauses (i)-(xii) above or (B) is material to the Company and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date hereof.

(b)          (i) Each Material Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance would not have or reasonably be expected to have, either individually or in the aggregate, a Company

Material Adverse Effect, (iii) to the knowledge of Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (iv) neither Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, of or under any such Material Contract, except where such breach or default would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15        Actions by Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has since January 1, 2020, been ordered to pay any civil money penalty by, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business or its ability to consummate the transactions contemplated hereby in a timely manner (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 3.16          Environmental Matters.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries are in compliance, and have complied since January 1, 2020, with any Environmental Law.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Company, which liability or obligation on Company or any of its Subsidiaries pursuant to Environmental Law would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of Company, there has been no release or disposal of or exposure to any hazardous or toxic material that would form the basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on Company or any of its Subsidiaries pursuant to Environmental Law that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  Company is not subject to any legally binding agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation under

Environmental Law with respect to the foregoing that would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17        Real Property.  Neither Company nor any of its Subsidiaries owns any real property.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company or one or more of its Subsidiaries is the lessee of all leasehold estates leased by Company or any of its Subsidiaries as of the date hereof (such leasehold estates, collectively the “Company Real Property”), free and clear of all Liens, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor.  To the knowledge of Company, there are no pending or threatened condemnation proceedings against the Company Real Property.

Section 3.18        Intellectual Property.  Company and its Subsidiaries own (in each case, free and clear of any Liens (other than Permitted Liens)), all Intellectual Property owned or purported to be owned by Company and its Subsidiaries which is material to the conduct of its business as currently conducted.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect:  (i) the operation of Company’s and its Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate the Intellectual Property rights other than patents (and to the knowledge of Company, patents) of any third person; (ii) since January 1, 2020, Company has not received any written communication alleging from any person that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by Company or its Subsidiaries; (iv) since January 1, 2020, neither Company nor any of its Subsidiaries has received any written notice of any pending claim contesting or challenging the ownership or validity of any Intellectual Property owned by Company or any Company Subsidiary; (v) the Intellectual Property registrations and applications that are, in each case, owned by Company and its Subsidiaries, which are set forth in Section 3.18 of the Company Disclosure Letter, are subsisting and unexpired, and, to the knowledge of Company, valid and enforceable; and (vi) Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by Company and its Subsidiaries.

Section 3.19        Related Party Transactions.  As of the date hereof, except as set forth in any Company Reports and except for any Company Benefit Plan, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or Executive Officer of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) (each, a “Related Party”) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 3.20        State Takeover Laws.  Assuming the accuracy of the representations in Section 4.6, the Board of Directors of Company has adopted this Agreement and approved the transactions contemplated hereby (including the Merger) and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the restrictions of Section 203 of the DGCL and any other potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the organizational documents of Parent or Merger Sub (collectively, with any similar provisions of the Company Charter or Company Bylaws, “Takeover Statutes”).

Section 3.21        Opinion.  Prior to the execution of this Agreement, Company has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion) from Ardea Partners to the effect that as of the date thereof and subject to the various assumptions made, procedures followed, matters considered, and the qualifications and limitations on the scope of review undertaken by Ardea Partners as set forth in its written opinion, the Merger Consideration to be paid to holders of the Class A Company Common Stock is fair from a financial point of view to such holders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.22        Company Information.  The information relating to Company and its Subsidiaries included in (a) the Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting or (b) the documents and financial statements of Company incorporated by reference in the Proxy Statement or any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.

Section 3.23        Insurance.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither

Company nor any of its Subsidiaries has received notice of any threatened termination of, or material alteration of coverage under, any insurance policies.

Section 3.24        Investment Advisor Activities.

(a)          Certain Subsidiaries of Company are registered, licensed, qualified or authorized, or are required to be registered, licensed, qualified or authorized, in connection with the provision of investment management, investment advisory or sub-advisory services, or otherwise provide investment management, investment advisory or sub-advisory services (Company and each such Subsidiary, a “Company Advisory Subsidiary”).  Section 3.24(a) of the Company Disclosure Letter lists the name of each Company Advisory Subsidiary and each jurisdiction in which it is, or since January 1, 2020 has been, registered, licensed, qualified, or authorized to provide investment advisory or sub-advisory services, in each case, as of the date hereof.  Each Company Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and any other applicable law, except, in each case, as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b)          Since January 1, 2020, each Form ADV or amendment to Form ADV of each Company Advisory Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Each Company Advisory Subsidiary has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each Company Advisory Subsidiary has established all policies required to be maintained by such Company Advisory Subsidiary under applicable law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          The accounts of each advisory client of Company or its Subsidiaries that are subject to ERISA or Section 4975 of the Code have been managed by the applicable Company Advisory Subsidiary in compliance with the applicable requirements of ERISA and Section 4975 of the Code, except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(e)          None of the Company Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Company Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.  None of Company, its Subsidiaries or any “affiliated person” (as defined under the Investment Company Act) thereof is ineligible to serve as an investment adviser to or ineligible to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a)

and 9(b) of the Investment Company Act and there is no proceeding or investigation pending or, to the knowledge of Company, threatened or contemplated that would reasonably be expected to become the basis for any such ineligibility.

Section 3.25        Fund Matters.

(a)          Set forth in Section 3.25(a) of the Company Disclosure Letter is, as of the date hereof, (i) the name of each Fund and Pooled Vehicle, (ii) the general partner of (or entity acting in a similar capacity with respect to) such Fund, (iii) the investment adviser of such Fund or Pooled Vehicle, (iv) the jurisdiction of organization or formation of such Fund or Pooled Vehicle, (v) the status of such Fund or Pooled Vehicle under the Investment Company Act and (vi) the ownership or equity interest owned or held by Company or any Company Subsidiary in such Fund or Pooled Vehicle, including as a percentage of such Fund’s or Pooled Vehicle’s aggregate capital commitments and aggregate contributed capital.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund, currently is, and has since its inception been, operated in compliance with (i) applicable law, (ii) its governing documents, registration statements, prospectuses, offering documents and agreements, including its applicable Company Investment Advisory Contract, and (iii) its written investment objectives, policies and restrictions.

(c)          Except as set forth in Section 3.25(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement shall require any consent, approval or waiver of, or notice to, any Client (or any investors therein) under any Company Investment Advisory Contract, or any limited partnership agreement, operating agreement, subscription agreement or other agreement relating to the operation of any Fund or Client, except where the failure to obtain such consent, approval or waiver, or to provide such notice, would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(d)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no Fund is a party to any, and there are no outstanding, pending or, to the knowledge of Company, threatened Proceedings against any Fund.

(e)          As of the date hereof, (i) no resolutions have been passed to remove any general partner of (or entity acting in a similar capacity with respect to) any Fund, or to terminate the investment period of any Fund, and (ii) no “key person” or similar event has occurred with respect to any Fund other than Excluded Funds (and, to the knowledge of Company, no “key person” or similar event has occurred with respect to any Excluded Fund).

(f)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no limited partner or other investor in any Fund (other than the Excluded Funds) or, to the knowledge of Company, any HCR Fund is in default with respect to any obligations to contribute or fund capital to such Fund, and no Fund (other than the Excluded Funds) or, to the knowledge of Company, any HCR Fund is in default with respect to any obligations to contribute or fund capital to any of its underlying investments.

(g)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) all of the issued and outstanding shares or other ownership interests (as applicable) of each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), and none of such shares or other ownership interests were issued in violation of any applicable securities laws, (ii) each of the Funds (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund is duly organized and validly existing under the laws of its jurisdiction of formation or organization and (iii) each Fund (other than the Excluded Funds) and, to the knowledge of Company, each HCR Fund has full limited partnership or other power and authority to carry on its business as it is now being conducted and is in good standing in each jurisdiction where the operation or conduct of its business as presently conducted requires such qualification.

(h)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and, in each case, except with respect to the Excluded Funds (other than, to the knowledge of Company, any HCR Funds), (i) for all taxable years since its inception date, each Fund has qualified for its intended Tax classification or treatment, as reported on its most recent applicable Tax Return, including, in the case of each mutual fund, as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code, and has been organized and operated in conformity with the requirements related to such intended Tax classification or treatment, and its proposed method of operation will enable it to continue to qualify for such intended Tax classification or treatment, (ii) each Fund has timely filed (or caused to be timely filed) all Taxes that are due (whether or not shown on such Tax Returns), (iii) no Fund has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened-in-writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of such Fund or its assets, (iv) each Fund has complied in all respects with all applicable Tax withholding and information reporting requirements, (v) there are no outstanding waivers or comparable consents given by any Fund regarding the application of the statute of limitations with respect to Taxes, (vi) in the last six (6) years, no written claim has been made by a Governmental Entity in a jurisdiction in which a Fund does not file Tax Returns that such Fund is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction and (vii) no Fund is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than pursuant to agreements which both (1) were not primarily related to Taxes and (2) were entered into in the ordinary course of business consistent with past practice.

Section 3.26        Insurance Subsidiaries.

(a)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2020, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Company Subsidiary, such Company Agent was, at the time Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since January 1, 2020, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary (as defined below) and (iii) each Company Agent was appointed by Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations.  “Company Insurance Subsidiary” means each Subsidiary of Company through which insurance operations are conducted, as set forth in Section 3.26(a) of the Company Disclosure Letter.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

Section 3.27        Broker-Dealer and Other SEC-Regulated Subsidiaries.

(a)          Company has certain Subsidiaries that are registered, licensed, qualified or authorized, or are required to be registered, licensed, qualified or authorized, as a broker-dealer (each, a “Company Broker-Dealer Subsidiary”), or as a municipal securities dealer or municipal advisor, in each case, in accordance with any regulatory or legal requirement applicable to such Company Subsidiary (together with Company Broker-Dealer Subsidiaries, the “Company SEC-Registered Subsidiaries”).  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect: (i) each Company SEC-Registered Subsidiary is duly registered under the Exchange Act as a broker-dealer, municipal securities dealer or municipal advisor, as applicable, with the SEC and any other applicable regulator and is in compliance with the applicable provisions of the Exchange Act and other applicable law, including applicable net capital requirements and customer protection requirements thereof; (ii) each Company Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Company SEC-Registered Subsidiary (and each registered representative thereof) is duly registered, licensed, qualified or authorized as required, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered, licensed, qualified, or authorized and each such registration, license, qualification or authorization is in full force and effect and in good standing; and (iv) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses, exceptions, qualifications or authorizations.

(b)          Except as set forth in Section 3.27(b) of the Company Disclosure Letter, (i) no Company Broker-Dealer Subsidiary (excluding Cowen and Company, LLC, which is registered with the National Futures Association) is required to be registered, licensed, qualified or authorized in any jurisdiction outside of the United States of America, or to be registered with the Commodity Futures Trading Commission or a member of the National Futures Association; and (ii) except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each natural person whose functions require him or her to be registered, licensed, qualified or authorized as a representative or principal of and registered with one or more Company Broker-Dealer Subsidiaries is so registered, licensed, qualified or authorized with FINRA and all applicable states and other jurisdictions and no such person is registered, licensed, qualified or authorized with more than one broker-dealer in any jurisdiction where such multiple registrations would violate any law.

(c)          (i) Each Company Broker-Dealer Subsidiary has established and maintained in compliance with applicable law (A) written supervisory procedures and a supervisory control system, (B) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (C) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (D) written policies and procedures designed to detect, prevent and mitigate identity theft and (E) written recordkeeping policies and procedures; or (ii) except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Broker-Dealer Subsidiary for which any of the written policies described in the foregoing clause (i) are not established or maintained at the Company Broker-Dealer Subsidiary level, such Company Broker-Dealer Subsidiary complies with written policies and procedures of Company corresponding thereto.

(d)          Each Company Broker-Dealer Subsidiary currently maintains and, at all times since January 1, 2020, has maintained, capital (including, as applicable, “net capital” as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum capital required to be maintained by it under applicable law (including applicable “net capital” requirements under the Exchange Act).

(e)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company SEC-Registered Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Company Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker, government securities dealer or municipal advisor under Section 15, Section 15B or Section 15C of the Exchange Act or any rule of any SRO and (ii) there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

Section 3.28        Risk Management Instruments.  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 3.29        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Company in this Article III or in any certificate delivered pursuant to Article VII, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III or in any certificate delivered pursuant to Article VII, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Company acknowledges and agrees that neither Parent nor any other person on behalf of Parent has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered pursuant to Article VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except (i) as disclosed in the disclosure letter delivered by Parent Parties to Company concurrently herewith (the “Parent Disclosure Letter”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed materially untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Parent Parties that such item represents a material exception or fact, event or circumstance or that such item would have a Parent Material Adverse Effect and (c) any disclosures made with respect to a section of this Article IV shall be deemed disclosure with respect to, and shall be deemed to qualify, (1) any other section of this Article IV specifically referenced or cross-referenced and (2) all other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections) or (ii) as disclosed in reports filed with or furnished to the SEC by Parent since January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures (other than statements of historical fact included therein) contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent Parties hereby represent and warrant to Company as follows:

Section 4.1          Corporate Organization.  Parent is duly organized, validly existing and in good standing as a Schedule I bank under the Bank Act (Canada), is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each Parent Party has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2          Authority; No Violation.

(a)          Each Parent Party has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of each Parent Party.  The Board of Directors of each Parent Party has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company and its stockholders, has adopted this Agreement and approved the transactions contemplated hereby (including the Merger) and Merger Sub has directed that this Agreement be submitted to its sole stockholder for adoption and has adopted a resolution of the foregoing effect.  Except for such stockholder adoption, no other corporate proceedings on the part of any Parent Party are necessary to adopt this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each Parent Party and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each Parent Party, enforceable against such Parent Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)          Neither the execution and delivery of this Agreement by each Parent Party, nor the consummation by each Parent Party of the transactions contemplated hereby

(including the Merger), nor compliance by each Parent Party with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of any Parent Party, as applicable, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to any Parent Parties or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Parent Party or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Parent Party or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3          Consents and Approvals.  Except for (a) the filing of the applications, filings or notices to or with the Governmental Entities listed in Annex A and expiration of the applicable waiting period or approval of or non-objection to such applications, filings and notices, (b) the filing with the SEC of the Proxy Statement and (c) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by each Parent Party of this Agreement or (ii) the consummation by each Parent Party of the Merger and the other transactions contemplated hereby.  As of the date hereof, Parent Parties have no knowledge that, after the date hereof, any application, filing or notice to or with any Governmental Entity, other than those listed in Annex A (but excluding any application, filing or notice to or with any Governmental Entity set forth in Section 4.3 of the Parent Disclosure Letter), will or would reasonably be expected to become necessary to permit the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.4          Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement (other than activities in connection with its formation and other administrative activities related thereto).

Section 4.5          No Other Transactions.  Except as set forth in Section 4.5 of the Parent Disclosure Letter, as of the date hereof, neither Parent nor any of its affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), pursuant to which any stockholder of Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration in the Merger.  Except as set forth in Section 4.5 of the Parent Disclosure Letter, as of the date hereof, none of Parent, Merger Sub, or any of their respective officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of Company’s directors, officers, employees or affiliates the subject of which is related to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.6          Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their “affiliates” is or has been during the past three years an “interested stockholder” of Company, as such terms are defined in the DGCL.  As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock, in each case, other than shares of Company Common Stock held in (i) trust, managed, brokerage, custodial, nominee or other customer accounts, (ii) funds or other pooled investment vehicles sponsored, managed or advised or subadvised by Parent or any of its affiliates or (iii) held by Parent or its affiliates in the ordinary course of their securities, derivatives, asset management, banking or similar business.

Section 4.7          Broker’s Fees.  None of Parent or any of its Subsidiaries, nor any of its or their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Perella Weinberg Partners LP and TD Securities Inc.

Section 4.8          Legal and Regulatory Proceedings.

(a)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of its or their respective current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, there is no judgment, order, writ, decree or injunction imposed upon Parent, any of its Subsidiaries or any of its or their respective assets.

Section 4.9          Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the documents and financial statements of Parent incorporated by reference in the Proxy Statement or any amendment or supplement thereto or (c) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement.

Section 4.10        Availability of Funds.  As of the date of this Agreement, Parent has sufficient funds or access thereto, and Parent will at the Closing have immediately available funds in cash, to pay when due all amounts payable by it hereunder and to fulfill its obligations hereunder.  Parent acknowledges that the obligations of Parent under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, its affiliates’, or any other person’s ability to obtain financing or otherwise to raise capital for the consummation of the transactions contemplated hereby, including the payment of the Merger Consideration.

Section 4.11          No Other Representations or Warranties.

(a)          Except for the representations and warranties made by each Parent Party in this Article IV or in any certificate delivered pursuant to Article VII, no Parent Party nor any other person makes any express or implied representation or warranty with respect to Parent Parties, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Parent Party hereby disclaims any such other representations or warranties.

(b)          Each Parent Party acknowledges and agrees that neither Company nor any other person has made or is making, and Parent and Merger Sub have not relied on, (i) any express or implied representation or warranty other than those contained in Article III or in any certificate delivered pursuant to Article VII, (ii) any oral or written information presented to Company or any of its affiliates or representatives in the course of Parent’s due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby or (iii) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1          Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly contemplated, required or permitted by this Agreement (including as set forth in the Company Disclosure Letter), (ii) specifically directed by Parent or any of its affiliates, (iii) required by law, (iv) may be necessary or commercially reasonable in response to a Pandemic or Pandemic Measures, subject to Company providing Parent with advance notice in respect of any such action (unless it is not reasonably practicable under the circumstances to provide such prior notice, in which case Company shall provide notice to Parent as soon as reasonably practicable) or (v) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business in the ordinary course in all material respects and (B) maintain and preserve substantially intact its business organization, employees and advantageous business relationships that are material to Company.

Section 5.2          Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as (i) expressly contemplated, required or permitted by this Agreement (including as set forth in the Company Disclosure Letter), (ii) specifically directed by Parent or any of its affiliates, (iii) required by law, or (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), Company shall not, and shall not permit any of its Subsidiaries to:

(a)          other than in the ordinary course of business, and except for borrowings under Company’s revolving credit facility up to the amount of the commitments available thereunder as of the date of this Agreement, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than Company or any of its wholly owned Subsidiaries), in each case, in excess of $10,000,000 in the aggregate;

(b)

(i)          adjust, split, combine or reclassify any capital stock;

(ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Company or Company Subsidiary, except (A) regular quarterly cash dividends by Company at a rate not in excess of $0.12 per share of Company Common Stock, (B) dividends paid by any of the Company Subsidiaries to Company or any of its wholly owned Subsidiaries, (C) dividends provided for and paid on Company Preferred Stock in accordance with the terms of such Company Preferred Stock and (D) the acceptance of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of awards of Company RSUs or Company PSUs, in each case, in accordance with past practice and the terms of the applicable Stock Plans and award agreements thereunder;

(iii)         issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Company or any Company Subsidiary, except (A) pursuant to the settlement of awards of Company RSUs or Company PSUs which are outstanding as of the date hereof (or issued after the date hereof in accordance with the terms of this Agreement), in accordance with their terms as in effect as of the date hereof and (B) for issuances of shares of Class B Company Common Stock upon the conversion of shares of Class A Company Common Stock or issuances of shares of Class A Company Common Stock upon the conversion of shares of Class B Company Common Stock or shares of Company Preferred Stock, in each case, in compliance with the Company Charter and the Certificate of Designations for the Company Preferred Stock, as applicable;

(c)          (i) sell, transfer, mortgage, encumber, abandon, allow to lapse, fail to renew, license, lease or otherwise dispose of any of its properties, rights or assets or any business (A) set forth in Section 5.2(c) of the Company Disclosure Letter (the “Scheduled Assets”) or (B) valued in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such assets and businesses, in the case of each of clauses (A) and (B), to any individual, corporation or other entity other than a wholly owned Subsidiary, or (ii) cancel, release or assign any indebtedness to, or claims held by, any such person in excess of $100,000 individually or $500,000 in the aggregate for all such indebtedness and claims, in the case of each of clauses (i) and (ii), other than in the ordinary course of business (provided that, for the avoidance of doubt, no such sale or disposition of the Scheduled Assets shall be considered in the ordinary course of business) and, in the case of clause (ii) only, other than any forgiveness of outstanding forgivable loans in accordance with their terms;

(d)          make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than (A) a wholly owned Company Subsidiary, or (B) investments in or acquisitions for Company’s Investment Banking division, Markets division or Research division; provided that, in the case of this clause (B), no such investment or acquisition shall be in excess of $10,000,000 individually or $20,000,000 in the aggregate for all such investments and acquisitions; provided further that Company shall provide fifteen (15) business days’ advance notice of any such investment or acquisition (even if below such thresholds) and, if Parent determines in good faith, after consultation with Company and its Representatives, that such investment or acquisition would be impermissible for Parent to make under applicable law, including the BHC Act, Volcker Rule or Bank Act (in each case without the prior approval of any Governmental Entity), or would otherwise be inconsistent with Parent’s company-wide investment policies or risk management framework, then Company shall not be permitted to make such investment or acquisition;

(e)          except in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Material Contract (provided that, for purposes of this clause (e), the references to “$5,000,000 per annum” in Section 3.14(a)(vi) shall be deemed references to “$2,000,000”), or make any material change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into (or thereafter terminate, materially amend, or waive any material provision of) any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(f)          except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, as applicable: (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than routine administrative amendments that would not materially increase the benefits provided thereunder or the cost thereof to Company and its Subsidiaries, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (A) in connection with a promotion or change in responsibilities permitted under clause (viii) of this Section 5.2(f) and to a level consistent with similarly situated peer employees, (B) in base salary or wages or annual cash bonus opportunity that is in the ordinary course of business consistent with past practice and with respect to an employee who is not an Executive Officer or division head, or (C) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, in each case determined in accordance with the terms of the applicable Company Benefit Plan and in the ordinary course of business consistent with past practice, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation to any current or former employee, officer, director or individual consultant, other than contemplated by clause (ii)(C) above, (iv) accelerate the payment, vesting or funding of or under any Company Benefit Plan or of any compensation or benefit, (v) grant to any current or former employee, officer, director or individual consultant any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (vi) with respect to any Company Benefit Plan, (A) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or (B) except as may be required by GAAP, change any actuarial or other assumption used to calculate the funding obligations with respect to such Company Benefit Plan or change the manner in which contributions are made or the basis on which contributions are calculated with respect to such Company Benefit Plan, in each case, except in the ordinary course of business consistent with past practice, (vii) terminate the employment or services of any employee who is an Executive Officer or division head, other than for cause, (viii) hire any employee (or promote or change the responsibilities of any employee) to a position of Executive Officer or division head, or (ix) provide any employee with a guaranteed bonus, other than a guaranteed bonus with respect to a period of one year or shorter for a newly hired employee in the ordinary course of business consistent with past practice;

(g)          enter into, establish or adopt any collective bargaining or similar agreement with any union, works council, or other labor organization, or recognize any union, works council, or other labor organization as the representative of any of the employees of Company or any of its Subsidiaries;

(h)          settle any material claim, suit, action or proceeding, except for such settlements involving monetary remedies not in excess of $2,000,000 individually or $5,000,000 in the aggregate (in each case, excluding payment of any net insurance proceeds) and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation after consummation of the Merger; provided that Company shall provide Parent with advance notice of any settlement;

(i)           amend the Company Charter, the Company bylaws or comparable governing documents of any of Company’s Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S‑X of the SEC;

(j)           materially restructure or materially change its investment securities, wholesale funding or derivatives portfolios or its interest rate exposure, through purchases, sales or otherwise, or the manner in which any such portfolio is classified or reported;

(k)          implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;

(l)           enter into any material new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)         (i) make, change or revoke any material Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any material Tax accounting method, (iv) file any material amended Tax Return, (v) enter into any material closing agreement with respect to Taxes, (vi) settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes or (vii) initiate any voluntary disclosure with, or request any ruling from, any Governmental Entity except (in the case of clause (vii)) in the ordinary course of business;

(n)          merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o)          make any loans or extensions of credit, except (A) intercompany loans to a wholly owned Company Subsidiary, (B) loans or extensions of credit to employees in the ordinary course of business provided that in no event shall any such loans or extensions of credit be in excess of $250,000 in a single transaction or $2,000,000 in the aggregate, (C) margin loans to customers in the ordinary course of business in accordance with Company’s existing policies and procedures provided that in no event shall any such margin loans be in excess of $3,000,000,000 in the aggregate outstanding at any time or (D) other extensions of credit in the ordinary course of business not in excess of $1,000,000 in a single transaction or $5,000,000 in the aggregate;

(p)          incur any capital expenditures or any obligations or liabilities in respect thereof, except in an amount not exceeding $10,000,000 in the aggregate;

(q)          make any material adverse change to the security or operation of the IT Assets used in its business or its posted privacy policies, except as required by applicable law;

(r)          form or sponsor any new Fund or Pooled Vehicle;

(s)          (i) enter into any agreement with any existing investor in a Fund or any existing Client, in each case, granting concessions on material economic terms with respect to such Fund or such Client’s applicable Company Investment Advisory Contract, or (ii) agree to an amendment or waiver of the provisions of the applicable Company Investment Advisory Contract or Fund documentation that has the effect of materially adjusting the amount of fees, carried interest or other revenues payable to Company or its Subsidiaries, or materially adjusting the timing of payment of such amounts; or

(t)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1          Reasonable Best Efforts; Regulatory Matters.

(a)          Subject to the terms and conditions of this Agreement (including the other provisions of this Section 6.1), each of Company and Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied and to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Termination Date), the Merger and the other transactions contemplated by this Agreement.

(b)          Promptly after the date of this Agreement (with Company to use reasonable best efforts for such filing to be made within forty (40) days after the date of this Agreement), Company shall prepare and file with the SEC the Proxy Statement (which shall include the disclosure set forth in Section 6.1(b) of the Company Disclosure Letter).  Company shall provide Parent with a reasonable period of time to review the Proxy Statement and any amendments thereto prior to filing and shall consider in good faith any comments from Parent.  Company shall use reasonable best efforts to clear for mailing the preliminary Proxy Statement and, subject to the immediately preceding sentence, Company shall promptly file and distribute to the stockholders of Company any supplement or amendment to the Proxy Statement that Company has reasonably determined, after consultation with outside counsel, is required by applicable law.

(c)          The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings necessary or advisable to consummate the transactions contemplated by this Agreement (and, in the case of the applications, notices, petitions and filings set forth on Annex A (the “Requisite Regulatory Approvals”), make such filings within forty-five (45) days of the date of this Agreement (except as otherwise set forth in Section 6.1(h) of the Company Disclosure Letter), subject to the timely receipt by the party making such filing of all necessary information from the other party as may be reasonably requested for the preparation of such filing), (ii) promptly (and no later than any deadline imposed by such Governmental Entity) supply such information and documentary material as may be reasonably responsive to any request made by any Governmental Entity in connection with such applications, notices, petitions and filings, (iii) obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) as promptly as practicable, and (iv) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information, all information and communications appearing in any filing made with, or written materials submitted to, any third party or any Governmental Entity whose consent or approval is required for the consummation of the transactions contemplated by this Agreement and which filing is made or which materials are submitted in respect of such consent or approval.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement (including by promptly advising each other upon receiving any formal written communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement, which communication is received in respect of such consent or approval, and furnishing to the other party a copy of such communication), and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which meeting or conference is conducted in respect of such consent or approval and, to the extent permitted by such Governmental Entity, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; provided, that each party shall promptly advise the other party with respect to substantive matters that are addressed in any such meeting or conference with any such Governmental Entity in connection with or affecting the transactions contemplated by this Agreement which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and subject to applicable law.

(d)          In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or any of its Subsidiaries (and Company and its Subsidiaries shall not be permitted without the prior written consent of Parent) to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the Requisite Regulatory Approvals that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, or (ii) the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole (which, for the purpose of this sentence, shall be deemed to be the same size as Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”). Nothing contained in this Section 6.1 shall be deemed to prohibit or restrict Parent and its affiliates from closing the pending acquisition of First Horizon Corporation and the other transactions contemplated by the Agreement and Plan of Merger, dated as of February 27, 2022, by and among Parent, First Horizon Corporation and certain other parties thereto (the “FHN Transaction Agreement”) on the terms and conditions set forth in the FHN Transaction Agreement as in effect and publicly disclosed as of the date hereof.  Nothing contained in this Agreement shall require, or be deemed to require, Company or any of its Subsidiaries to take (and, without the prior written consent of Parent, Company and its Subsidiaries shall not take) any action with respect to the assets, operations or business of  Company or any of its Subsidiaries, or commit to take any such action, or agree to any such action, in connection with obtaining any permits, consents, approvals or authorizations of any third parties or Governmental Entities unless such action, commitment or agreement is conditioned upon, or will only take effect at or after, the Closing.

(e)          Parent, Merger Sub and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Requisite Regulatory Approvals, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub or Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f)          Parent, Merger Sub and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

(g)          Parent, Merger Sub and Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to obtain each material consent, authorization, order or approval of, or any exemption by, any third party (other than a Governmental Entity) that is required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement; provided, in connection therewith, in no event shall Parent, Merger Sub, Company or their respective Subsidiaries be required to make or agree to make (and, without the prior consent of Parent, in no event shall Company or its Subsidiaries make or agree to make) any payments to any third party, concede or agree to concede anything of monetary or economic value, amend or otherwise modify any contract to which it is a party or bound or commence, defend or participate in any action.

(h)          In furtherance of the foregoing, Company and Parent shall take such actions as are set forth in Section 6.1(h) of the Company Disclosure Letter.

(i)          Without limiting Section 6.1(d), none of the parties hereto shall knowingly take any action (including a business acquisition, sale or other strategic transaction) that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, including the Merger, or materially impair such party’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, including the Merger, on a timely basis, including as set forth in Section 6.1(i) of the Company Disclosure Letter.

Section 6.2          Access to Information; Confidentiality.

(a)          To the extent permitted by applicable laws and as may be reasonable in light of Pandemic Measures, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent and Merger Sub, reasonable access upon prior reasonable notice, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, personnel, IT Assets and records (other than any of the foregoing that relate to the negotiation of this Agreement or any alternative transactions), as is reasonably necessary for Parent and Merger Sub in connection with Parent’s planning for the integration of systems (including information technology systems) and business operations after the Effective Time or for purposes of preparing for the Merger or the other transactions contemplated hereby, including providing reasonable updates on Company’s and its Subsidiaries’ businesses and, in accordance with the provisions of this Section 6.2(a), allowing Parent to conduct the activities set forth in Section 6.2(a) of Company Disclosure Letter.  Parent shall use reasonable best efforts to minimize any interference with Company’s regular business operations during any such access.  Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or obligation of confidentiality owing to any third party, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (iii) jeopardize the health or safety of any employee of Company or any of its Subsidiaries; provided that, in the case of each of clauses (i), (ii) and (iii) above, the parties shall reasonably cooperate in seeking an alternative means whereby the Parent and Merger Sub are provided access to such information in a manner that does not result in such contravention or jeopardy.

(b)          All information furnished by or on behalf of Company or any of its Subsidiaries or representatives pursuant to Section 6.2(a) shall be subject to the provisions of the Confidentiality Agreement, dated April 22, 2022, between Company and Parent (the “Confidentiality Agreement”).

(c)          No investigation by any party or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

(d)          Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3          Company Stockholder Approval.

(a)          Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as promptly as reasonably practicable after the Proxy Statement is mailed (with Company to use reasonable best efforts to hold such meeting within forty (40) days after such mailing) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger.  Unless Company or its Board of Directors has made a Recommendation Change pursuant to Section 6.3(c), Company (and its Board of Directors) shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to the stockholders of Company the recommendation of Company’s Board of Directors (and including such recommendation in the Proxy Statement) that the stockholders of Company adopt this Agreement and approve the transactions contemplated hereby (including the Merger) (the “Company Board Recommendation”).

(b)          Except to the extent permitted by Section 6.3(c), Company and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal structured as a tender offer or exchange offer or (B) reaffirm the Company Board Recommendation, in the case of each of clauses (A) and (B), after an Acquisition Proposal is made public within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after written request by Parent to do so or (v) publicly propose to do any of the foregoing (any of the foregoing described in clauses (i) through (v), a “Recommendation Change”).

(c)          Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may make a Recommendation Change if (i) (A) the Board of Directors of Company has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.9(b), which it, after consultation with its outside counsel and its financial advisors, determines in good faith constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 6.3(c) and prior to the receipt of the Requisite Company Vote, the Board of Directors of Company may cause Company to terminate this Agreement pursuant to Section 8.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law, in each case, if, but only if, (1) Company delivers to Parent at least three (3) business days’ prior written notice of its intention to take such action, and furnishes to Parent a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (2) prior to taking such action, Company negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with Parent, during the three (3) business day period following Company’s delivery of the notice referred to in sub-clause (1) above (to the extent Parent desires to so negotiate) any revision to the terms of this Agreement that Parent desires to propose, and (3) after the conclusion of such three (3) business day period, the Board of Directors of Company determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by Parent pursuant to sub-clause (2) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in the case of actions described in either clause (i)(A) or clause (i)(B) above, failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law (it being agreed that, if such action is being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) business day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) business days remain to negotiate subsequent to the time Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)).

(d)          Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at such meeting for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger.  Additionally, unless this Agreement has been terminated, Company shall not submit to or for a vote of its stockholders any Acquisition Proposal.

(e)          Company shall adjourn or postpone the Company Meeting if (i) as of the date of such meeting there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, (ii) as of the date of such meeting Company has not received proxies representing a sufficient number of shares necessary for the Requisite Company Vote or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Proxy Statement that Company is required to provide to its stockholders by applicable law is provided to the holders of Company Common Stock a reasonable amount of time prior to such meeting; provided, that, in the case of clauses (i) and (ii) but not clause (iii), without the prior written consent of Parent, Company shall not adjourn or postpone the Company Meeting for more than seven (7) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate.

Section 6.4          Stock Exchange Delisting.  Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Nasdaq Global Market to enable the delisting of the Company Common Stock from the Nasdaq Global Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.  In connection therewith, Company shall promptly provide such information as may be reasonably requested by Parent.

Section 6.5          Employee Benefit Plans.

(a)          During the period commencing at the Effective Time and ending on December 31, 2023 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide (i) each employee of Company or any of its Subsidiaries as of the Effective Time who

remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with an annual base salary or base wage rate, that is no less than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (ii) the Continuing Employees with other employee benefits (excluding equity and equity-based compensation, deferred compensation, change-in-control, retention or transaction-related benefits and defined benefit pension and post-retirement welfare benefits) that are substantially comparable in the aggregate to those (subject to the same exclusions as the foregoing) provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time. In addition, during the Continuation Period, Parent shall cause the Surviving Corporation to maintain an annual bonus incentive plan, program or arrangement for the benefit of the Continuing Employees in the ordinary course of business consistent with past practice, which provides for competitive market bonus opportunities.

(b)          Parent shall, and shall cause the Surviving Corporation to, provide to each Continuing Employee whose employment is terminated by Parent or any of its affiliates during the Continuation Period, severance and termination benefits no less favorable than severance and termination benefits set forth in, and in accordance with, Section 6.5(b) of the Company Disclosure Letter.

(c)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) honor all obligations under the Company Benefit Plans in accordance with their terms as in effect immediately prior to the Effective Time, (ii) recognize and honor all of each Continuing Employee’s accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of Company or its Subsidiaries applicable to such Continuing Employee as in effect immediately prior to the Effective Time, and (iii) pay all cash bonuses (including guaranteed bonuses) and commissions that are payable to Continuing Employees with respect to the fiscal year in which the Effective Time occurs under the bonus or commission plans or arrangements of Company and its Subsidiaries, including, to the extent earned, bonuses or commissions accrued before the Effective Time, in the case of clause (iii), in accordance with the terms of the applicable bonus or commission plans or arrangements or otherwise in accordance with past practice.  Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company under the terms of the Company Benefit Plans to which Company is a party.

(d)          With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), (i) for any New Plan that is a health or welfare plan, Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to (A) waive all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing condition limitations, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for the plan year in which the Effective Time occurs for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous

Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans for the plan year in which the Effective Time occurs; and (ii) for all New Plans, Parent shall or shall cause the Surviving Corporation to use reasonable best efforts to recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for purposes of vesting, eligibility to participate, benefit accruals, vacation, sick or paid-time off entitlement, retirement and severance benefits (including, for the avoidance of doubt, severance benefits under Section 6.5(b)); provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, (C) for newly-established employee benefit plans sponsored or maintained by Parent or any of its affiliates for which similarly-situated employees of Parent and its affiliates do not receive past service credit, (D) where such period of service was not recognized or credited with Company and its Subsidiaries prior to the Effective Time, or (E) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(e)          If requested by Parent in writing at least ten (10) business days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company or any of its affiliates (each, a “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than the day immediately preceding the Effective Time, (ii) Company shall cause the unvested portion of any participant’s account balance to become vested immediately prior to the Effective Time and (iii) prior to the Effective Time and thereafter (as applicable), Company and Parent shall take any and all action as may be required, including amendments to each Company 401(k) Plan or the corresponding 401(k) plan sponsored or maintained by Parent or one of its affiliates (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan.  If Parent requests termination of the Company 401(k) Plan prior to the Effective Time, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Parent 401(k) Plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the Parent 401(k) Plan generally (in each case subject to the terms and conditions of such Parent 401(k) Plan).

(f)          Following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to (as applicable), take the actions set forth in Section 6.5(f) of the Company Disclosure Letter.

(g)          Nothing in this Agreement shall confer upon any current or former employee, officer, director, individual independent contractor or consultant of Company or any of its Subsidiaries or affiliates any right to employment or service or to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of, and subject to, Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless and advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the Company Charter, the Company Bylaws and the governing or organizational documents of any Company Subsidiary as in effect on the date hereof, each present and former director, officer or employee of Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification pursuant to this Section 6.6(a).  The Surviving Corporation shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.  Without limiting the indemnification and other rights provided in this Section 6.6(a), all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by the Surviving Corporation and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.

(b)          For a period of six (6) years after the Effective Time, Parent or the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that Parent or the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Company Indemnified Parties) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance which, in Parent’s or the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Parent (or Company, in consultation with, but only upon the consent of Parent) may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The obligations of Parent and the Surviving Corporation under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected person.

(d)         The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.6.

Section 6.7          Advice of Changes.  Each of Parent and Company shall promptly advise the other of any effect, fact, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or Company Material Adverse Effect, respectively, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement or to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach of this Agreement shall not be deemed to constitute a violation of this Section 6.7, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.7 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.8          Stockholder Litigation.  Each party shall give the other party prompt written notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement.  Company shall (i) give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation, (ii) give Parent reasonable opportunity to review and comment on all filings or responses to be made by Company in connection with any such litigation, and consider in good faith Parent’s comments, and (iii) not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.9          Acquisition Proposals.

(a)          Company will, and will cause its Subsidiaries and its and their respective employees, officers and directors to (and will use its reasonable best efforts to cause its and their other Representatives to), immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal.

(b)          Company shall not, and shall cause its Subsidiaries and its and their respective employees, officers and directors not to, and shall use its reasonable best efforts to cause its and their other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except (A) to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.9 or (B) to clarify the terms and conditions of any Acquisition Proposal) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.9) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”).   Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Company Vote, Company receives a bona fide written Acquisition Proposal that did not result from or arise in connection with a material breach of this Section 6.9(b), Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and engage or participate in negotiations or discussions with the person making the Acquisition

Proposal if the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Company shall enter into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to Company than the Confidentiality Agreement (provided that such confidentiality agreement need not contain a standstill) (“Acceptable Confidentiality Agreement”), which Acceptable Confidentiality Agreement shall not provide such person with any exclusive right to negotiate with Company, and Company shall substantially concurrently provide to Parent any such information which was not previously provided to Parent.  Company will promptly (within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Parent with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep Parent apprised of any material developments, discussions and negotiations related thereto on a reasonably current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal.   Notwithstanding the foregoing, Company shall be permitted to waive any standstill provision to allow any person to make an Acquisition Proposal if the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

(c)          As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or twenty-five percent (25%) or more of the Company Common Stock, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of the Company Common Stock or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries.

(d)          As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company, after consultation with its outside counsel and its financial advisors, determines in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions and all conditions to consummation) and the person making the proposal, is (i) more favorable from a financial point of view to Company’s stockholders than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(c)) and (ii) reasonably likely to be consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(e)          Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Company’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement (it being understood that any “stop, look and listen” communication pursuant to Rule 14d-9(f) shall not be deemed to be a Recommendation Change).

Section 6.10        Public Announcements.  Company and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a press release mutually agreed to by the parties.  Thereafter each of the parties agrees that no press release or other public announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the press release or other public announcement or statement shall consult with the other party about, and allow the other party reasonable time to comment on, such release, announcement or statement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.10 or (iii) by Company in connection with or following a Recommendation Change or its entry into an Alternative Acquisition Agreement in response to a Superior Proposal.

Section 6.11        Change of Method.  Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Parent (including the provisions of Article I), and, if and to the extent requested by Parent, Company shall agree to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or requested action shall (i) alter or change the Merger Consideration; (ii) reasonably be expected to have a non-de minimis adverse tax or other economic consequence to Company or any of its Subsidiaries as compared to the method or structure of effecting such combination as reflected herein; (iii) reasonably be expected to have an adverse tax or other economic consequence to the stockholders of Company as compared to the method or structure of effecting such combination as reflected herein; (iv) require a vote by or approval of the holders of Company Common Stock; (v) include a change from a one-step merger to a tender offer; or (vi) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

Section 6.12        Takeover Statutes.  Neither Company nor its Board of Directors shall take any action within its control that would cause the restrictions of any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from the restrictions of any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.13        Treatment of Company Indebtedness and Other Securities.  At Parent’s written request and at Parent’s sole expense, Company shall reasonably cooperate with, and provide reasonable assistance to, Parent in connection with any steps Parent may determine are necessary or desirable to take to retire, repay, defease, repurchase, redeem, satisfy and discharge, cancel or otherwise terminate effective at or after the Effective Time, some or all amounts outstanding under (i) the Credit Agreement, (ii) the Indenture, (iii) the Note Purchase Agreement and (iv) any other indebtedness of Company or its Subsidiaries (including any indebtedness that replaces the foregoing), which cooperation and assistance shall include (A) arranging for (1) the optional redemption, satisfaction and discharge, defeasance, exchange or other repurchase by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary of, or a tender offer by Parent, any of Parent’s Subsidiaries, Company or any Company Subsidiary for, some or all of the notes issued pursuant to the Indenture or Note Purchase Agreement and (2) the repayment or prepayment of any amounts outstanding under the Credit Agreement on or after the Closing Date, including, in the case of each of clauses (1) and (2), by preparing and submitting, prior to the Closing Date as instructed by Parent, customary notices (subject to reasonable review and comment by Company) in respect of any such redemption, satisfaction and discharge, defeasance, exchange, other repurchase, tender offer or repayment or prepayment; provided that the consummation of any such redemption, satisfaction and discharge, defeasance, exchange offer, other repurchase, tender offer or repayment or prepayment shall be contingent upon (and only occur after, or concurrently with, but not prior to) the occurrence of the Effective Time unless otherwise agreed in writing by Company, and (B) obtaining from the applicable lenders or agents customary payoff letters, Lien and guarantee releases or instruments of termination or discharge in respect of the existing indebtedness of Company and its Subsidiaries, including in respect of indebtedness under the Credit Agreement, the Indenture and the Note Purchase Agreement.  At Parent’s written request and at Parent’s sole expense, Company shall reasonably cooperate with, and provide reasonable assistance to, Parent in connection any communications with holders of the Preferred Stock to provide information to such holders regarding how to elect to convert such shares of Preferred Stock following Closing, and, at Parent’s election, Company shall elect to mandatorily convert such Preferred Stock (provided that such conversion is conditioned upon, or is effective only at or after, the Effective Time) if permitted pursuant to the Certificate of Designation; provided that Company’s obligation to cooperate and assist in connection with communications to holders of the Preferred Stock shall not require Company to instruct, encourage or endorse any conversion of shares of Preferred Stock.  Parent shall indemnify Company, its Subsidiaries and its and their respective Representatives, to the fullest extent permitted by applicable law, for any and all liabilities, costs, expenses, damages or losses incurred in connection with any of the foregoing in this Section 6.13

(other than with respect to information regarding Company provided in writing by Company in connection therewith).

Section 6.14        Exemption from Liability Under Rule 16b-3.  Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 6.15          Advisory Contract Consents and Fund Matters.  Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to obtain with respect to each Client (including, for the avoidance of doubt, each Fund), in accordance with, and to the extent required by, applicable law or the applicable Company Investment Advisory Contract or Fund documentation, as applicable, as promptly as reasonably practicable after the date of this Agreement, (i) the consent of such Client (or the investors therein), as applicable, for which consent to the assignment or deemed assignment of the applicable Company Investment Advisory Contract is required by applicable law or by such Company Investment Advisory Contract or such Fund documentation as a result of the transactions contemplated by this Agreement and (ii) any additional consent required from such Client (or the investors therein), as applicable, in connection with the transactions contemplated by this Agreement.  The parties agree that the foregoing shall include taking the actions set forth in Section 6.15 of the Company Disclosure Letter.  Without the prior written consent of Parent, Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or grant any other economic concession (including any obligation of Company, any Company Subsidiary or Parent or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any Client (or investors therein) in order to obtain (or otherwise in connection with) any such consent.  Parent acknowledges and agrees that under no circumstances shall the consents referred to in this Section 6.15 be deemed a condition to Closing.

Section 6.16        Approval of Sole Stockholder of Merger Sub.  Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable law and the Constituent Documents of Merger Sub, in Parent’s capacity as sole stockholder of Merger Sub, a written consent adopting this Agreement and approving the transactions contemplated hereby (including the Merger).

Section 6.17        Scheduled Assets.  Company shall keep Parent apprised of any material developments on a reasonably current basis regarding the status of any divestiture efforts with respect to the Scheduled Assets or any other business (which, for the avoidance of doubt, shall be subject to Parent’s consent rights set forth in Section 5.2 with respect thereto, as applicable) and reasonably consult with Parent in connection with any such divestiture.

Section 6.18        Pre-Closing BHC Act Preparation.  Prior to the Closing, Company shall reasonably cooperate with Parent (including providing Parent such information as may be reasonably requested in accordance with Section 6.2) to develop a plan for bringing any assets, investments, commitments, activities or transactions of Company or its Subsidiaries in compliance with the BHC Act, including the Volcker Rule, upon and following the Effective

Time, including reasonably cooperating with Parent in preparing amendments to the governing documents of any entity that will, from and after the Effective Time, be controlled or be deemed to be controlled, directly or indirectly, by Parent within the meaning of the BHC Act (as reasonably determined by Parent in its discretion) to include provisions relating to the compliance, reporting and other regulatory obligations that would be applicable to such entities as a result of being so controlled or deemed to be controlled, directly or indirectly, by Parent; provided that Company shall not be required to commence any implementation of such plan (including not being required to adopt any such amendments) prior to the Effective Time.

Section 6.19        Insurance Policy.  At the written request of Parent, Company will use reasonable best efforts to bind (or, if Parent seeks to bind a policy on behalf of Company, to reasonably cooperate with Parent binding), an insurance policy (the “Stop Loss Policy”) with (a) the terms set forth in Section 6.19 of the Company Disclosure Letter or such other terms as may be reasonably requested by Parent and (b) a premium not to exceed the dollar amount set forth in Section 6.19 of the Company Disclosure Letter (the “Reimbursable Premium Amount”).  In the event this Agreement is terminated (other than in the case of termination by Parent pursuant to Section 8.1(d) or under circumstances in which the Parent Expense Reimbursement is payable and has been paid by Parent), then Parent shall promptly reimburse Company for the premium paid with respect to such Stop Loss Policy and any reasonable out-of-pocket costs incurred by Company in connection with binding such insurance policy, net of any amounts actually received (or which Company is contractually entitled to receive) in connection with the cancellation or commutation of the Stop Loss Policy.  Parent acknowledges and agrees that under no circumstances shall the binding of the Stop Loss Policy be deemed a condition to Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1          Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of the parties to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Stockholder Approval.  The Requisite Company Vote shall have been obtained.

(b)          Regulatory Approvals.  The Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition (each, a “Legal Restraint”) enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger shall be in effect.  No law, statute, rule, regulation, order, injunction or decree (each, a “Legal Prohibition”) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Merger.

Section 7.2          Conditions to Obligations of Parent Parties.  The obligation of Parent Parties to effect the Closing is also subject to the satisfaction, or waiver by Parent Parties, at or prior to the Closing, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Company set forth in Section 3.2(a), and Section 3.8(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 3.1(a), Section 3.3(a), Section 3.7, Section 3.20 and Section 3.21 (in each case, after giving effect to the lead-in to Article III) that (A) is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (B) is not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Company set forth in Article III (read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) unless the failure or failures of such representations and warranties to be so true and correct would have or reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)          Performance of Obligations of Company.  Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)          No Materially Burdensome Regulatory Condition.  No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          Permissibility Thresholds.  The Permissibility Thresholds shall be satisfied as of the Closing Date.

Section 7.3          Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction, or waiver by Company, at or prior to the Closing, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of the Parent Parties set forth in Article IV (read without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect set forth in such representations or warranties) would have or reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.  Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b)          Performance of Obligations of Parent Parties.  Each Parent Party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a)          by mutual written consent of Parent and Company;

(b)          by either Parent or Company if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable (provided Company shall not have a termination right under this clause (i) with respect to the denial of any Requisite Regulatory Approval, if Parent has irrevocably waived receipt of such Requisite Regulatory Approval as a condition to the Closing) or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Legal Restraint or Legal Prohibition enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger, unless the principal cause of such Legal Restraint or Legal Prohibition shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either Parent or Company if the Merger shall not have been consummated on or before 11:59 p.m., New York City time, on the twelve (12) month anniversary of the date of this Agreement (such time or such later time agreed in writing by Parent and Company, the “Termination Date”), unless the principal cause of the failure of the Closing to occur by such date shall be the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.

(d)          by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Parent, or Section 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          prior to the time the Requisite Company Vote is obtained, by Parent, if Company or the Board of Directors of Company shall have made a Recommendation Change;

(f)          by either Company or Parent, if the Requisite Company Vote shall not have been obtained upon a vote thereon taken at the Company Meeting (including any adjournment or postponement thereof); or

(g)          prior to the time the Requisite Company Vote is obtained, by Company in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Board of Directors of Company authorizes Company to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 6.3; provided that, concurrently with such termination, Company pays, or causes to be paid, to Parent the Termination Fee pursuant to Section 8.2.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either Parent or Company in accordance with Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Confidentiality), Section 6.10 (Public Announcements), the second sentence of Section 6.19 (Insurance Policy), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.  “Willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated or otherwise made to Company or the Board of Directors of Company (and not withdrawn at least two (2) business days prior to the Company Meeting) or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company, and (A) (x) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the condition set forth in Section 7.1(a) having been satisfied (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied as of such termination) or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful and material breach by Company of any of its obligations, covenants or other agreements set forth herein or (z) thereafter this Agreement is terminated by Company or Parent pursuant to Section 8.1(f) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement, or consummates, a transaction with respect to any Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date it consummates such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $42,250,000 (the “Company Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(c)          In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then Company shall pay Parent, by wire transfer of same-day funds, the Company Termination Fee within two (2) business days of the date of termination.

(d)          In the event that this Agreement is terminated by Company pursuant to Section 8.1(g), then Company shall pay Parent, by wire transfer of same-day funds, the Company Termination Fee concurrently with such termination.

(e)          In the event that this Agreement is terminated (i) by either Parent or Company pursuant to Section 8.1(c), and at the time of such termination all of the conditions set forth in Section 7.1 and Section 7.2 (other than any of the conditions set forth in Section 7.1(b) (but only as it relates to the Reimbursement Trigger Approvals), Section 7.1(c) (but only if the applicable Legal Restraint or Legal Prohibition relates to a Reimbursement Trigger Approval) or

Section 7.2(c) (but only to the extent the Materially Burdensome Regulatory Condition has been imposed in relation to any Reimbursement Trigger Approval)) shall have been satisfied or waived or be capable of being satisfied; (ii) by Company pursuant to Section 8.1(d) as a result of a willful and material breach by Parent of Section 6.1 or (iii) by either Company or Parent pursuant to Section 8.1(b) (but only if the applicable denial, Legal Restraint or Legal Prohibition relates to a Reimbursement Trigger Approval), then Parent shall reimburse Company, by wire transfer of same-day funds, for (x) $10,000,000 for fees and expenses of third party advisors (including legal, accounting, investment banking and financial advisors, experts and consultants) and other transaction costs and (y) the aggregate face amount of employee retention awards which have been allocated (or reallocated) and communicated to employees after the date of this Agreement in accordance with (and consistent with the terms and limitations set forth in) the provisions set forth in Section 6.5(f) of the Company Disclosure Letter and (z) the Reimbursable Premium Amount (clauses (x), (y) and (z), collectively, the “Parent Expense Reimbursement”); provided, that:

(i)          Parent shall have no obligation to pay the Parent Expense Reimbursement pursuant to Section 8.1(e)(i) if a breach of this Agreement by Company was the principal cause of the failure of any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.2(c) to be satisfied; and

(ii)          Parent shall have no obligation to pay the Parent Expense Reimbursement pursuant to Section 8.1(e)(iii) if a breach of this Agreement by Company was the principal cause of the denial, Legal Restraint or Legal Prohibition giving rise to the termination right in Section 8.1(b).

(f)          Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud, in no event shall (i) Company be required to pay the Company Termination Fee or (ii) Parent be required to pay the Parent Expense Reimbursement, in each case, more than once.

(g)          Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if Company or Parent (as applicable, the “Obligor”) fails promptly to pay the Company Termination Fee or Parent Expense Reimbursement (as applicable, the “Owed Amounts”) when due pursuant to this Section 8.2, and, in order to obtain such payment, Parent or Company (as applicable, the “Obligee”) commences a suit which results in a judgment for the Obligor to pay the Owed Amounts, or any portion thereof, the Obligor shall pay the costs and expenses of the Obligee (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, the Obligor shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.  The Owed Amounts (and any related amounts payable by the Obligor pursuant to this Section 8.2(g)), except in the case of fraud, shall be the sole remedy of the Obligee in the event of a termination of this Agreement in accordance with this Article VIII pursuant to which the Owed Amounts are payable by the Obligor.

(h)          The payment of the Company Termination Fee as set forth above shall be consideration for the disposition by Parent of its rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Company Vote; provided, however, that, after receipt of the Requisite Company Vote, there may not be, without further approval of the stockholders of Company, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2          Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any certificate delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.6 and for those other obligations, covenants and agreements contained in this Agreement to the extent their terms apply after the Effective Time.

Section 9.4          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 9.5          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

Cowen Inc.
599 Lexington Avenue
New York, NY 10022

	Attention:	Owen Littman
	Email:	Owen.Littman@cowen.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Attention:	Mark I. Greene
Aaron M. Gruber
Andrew M. Wark
	Email:	mgreene@cravath.com
agruber@cravath.com
awark@cravath.com

and

(b)	if to Parent Parties, to:

The Toronto-Dominion Bank
66 Wellington Street West
21st Floor, TD Tower
Totonto, Ontario
Canada M5K 1A2
	Attention:	Barbara Hooper
Renu Gupta
	Email:	Barbara.Hooper@tdsecurities.com
Renu.Gupta@td.com

With a copy (which shall not constitute notice) to:

The Toronto-Dominion Bank
66 Wellington Street West
4th Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
	Attention:	Jane Langford
Kashif Zaman
	Email:	Jane.Langford@td.com
Kashif.Zaman@td.com

and:

Simpson Thacher and Bartlett LLP
425 Lexington Avenue

New York, NY 10017
Attention:	Lee Meyerson
Ravi Purushotham
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com

Section 9.6          Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Annexes, Exhibits or Schedules, such reference shall be to an Article or Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed in Section 9.6 of the Company Disclosure Letter, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Letter.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to days (excluding business days) or months shall be deemed to be references to calendar days or months.  If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period shall automatically be extended to the business day immediately following such non-business day.  As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and shall be construed to include such person’s successors and permitted assigns; (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof; (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Toronto, Canada are authorized by law or executive order to be closed; (v) all references to dates and times are to New York City time; (vi) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger; (vii) all references to “immediately available funds”, “same-day funds”, “dollars” or “$” are to the lawful money of the United States; (viii) the terms “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country; (ix) word “will” shall be construed to have the same meaning and effect as the word “shall”; (x) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (xi) the words “asset”

and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties; (xii) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (xiii) the word “party” shall mean a party to this Agreement; (xiv) the word “law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit promulgated, declared or issued by any Governmental Entity; and (xv) the word “contract” shall mean any legally binding contract, agreement, license, sublicense, lease, sublease or commitment.  Unless the context requires otherwise, any definition of or reference or citation to any law, agreement, instrument or other document herein shall be construed as referring or citing to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor laws, and to the rules and regulations promulgated thereunder.  The Company Disclosure Letter and the Parent Disclosure Letter, as well as all schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 9.7          Counterparts.  This Agreement may be executed in counterparts (including by pdf or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8          Entire Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.9          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

Section 9.10        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Any purported assignment in contravention hereof shall be null and void.  Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 1.8, which is intended to benefit each holder of Compensation Awards and his or her heirs and representatives and except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.13        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.15        Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the applicable implementing regulations of the Board of Governors of the Federal Reserve System thereunder.

“Client” means any person to which Company or any of its Subsidiaries provides investment management, investment advisory or sub-advisory services, including each Fund and any separate account.  For the avoidance of doubt, the term “Client” does not mean an investor in a Fund in its capacity as an investor.

“Company DCAs” means all awards of cash, the delivery of which is deferred subject to vesting, granted pursuant to the Stock Plans.

“Company Investment Advisory Contract” means a contract under which a Company Advisory Subsidiary provides investment management, investment advisory or sub-advisory services to a Fund.

“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that has a material adverse effect on (i) the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), “Company Material Adverse Effect” shall not include any impact of (A) changes or prospective changes in GAAP or applicable regulatory accounting requirements, (B) any adoption, proposal or implementation of, or change or prospective change in, after the date hereof, laws, rules or regulations (including any Pandemic Measures) of general applicability to companies in the industries in which Company and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes in global, national or regional political conditions or in business, economic, financial or other market (including equity, credit, commodity and debt markets generally, as well as changes in interest or exchange rates, monetary policy or inflation) conditions affecting the industries in which Company and its Subsidiaries operate generally and not specifically relating to Company or its Subsidiaries (including any such changes arising out of a Pandemic or any Pandemic Measures), (D) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, sabotage, terrorism, cyber-intrusion or other international or national calamity or any worsening or escalation of such conditions, including any such acts or conditions related to the conflict between the Russian Federation and Ukraine, (E) hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or any epidemic, Pandemic (including related Pandemic Measures), disease, outbreak, health emergency or crisis or other public health conditions and or any worsening or escalation of any of the foregoing, (F) the negotiation, execution or announcement of this Agreement, or the pendency of the transactions contemplated hereby, including any action resulting therefrom, any reduction in revenues resulting therefrom or any impact on relationships with Governmental Entities, vendors, customers, employees, financing sources, partners or similar relationships resulting therefrom (it being understood that this clause (F) shall not apply to a breach of any representation or warranty related to the announcement, pendency or consummation of the transactions contemplated hereby), (G) the identity of Parent or any of its affiliates as the acquiror of Company, (H) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action) required by this Agreement or otherwise at the written request or with the written consent of Parent or (I) a decline, in and of itself, in the trading price of Company’s stock, the failure, in and of itself, to meet revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Company (it being understood that the underlying causes of such decline, failure or change shall be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), (D) or (E), to the extent that the effects of such change are disproportionately adverse to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies in the industries in which Company and its Subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred)), or (ii) the ability of Company and its Subsidiaries to consummate the transactions contemplated hereby.

“Company PSUs” means all restricted share units payable in Class A Company Common Stock or cash or whose value is determined with reference to the value of Class A Company Common Stock with performance-based vesting or delivery requirements, granted pursuant to the Stock Plans.

“Company RSUs” means all restricted share units payable in Class A Company Common Stock or whose value is determined with reference to the value of Class A Company

Common Stock with solely time-based vesting or delivery requirements, granted pursuant to the Stock Plans.

“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.

“Credit Agreement” means the Credit Agreement, dated as of March 24, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 15, 2021), among Company, as borrower, the several lenders from time to time party thereto, Morgan Stanley Senior Fund, Inc., as administrative agent, swingline lender, an issuing bank, lead arranger, bookrunner and syndication agent.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a fraction, (x) the numerator of which is the Merger Consideration and (y) the denominator of which is the average closing price, rounded to the nearest cent, per Parent Common Share on the New York Stock Exchange for the period of ten consecutive trading days immediately preceding (but not including) the Closing Date.

“Excluded Funds” means the persons set forth in Section 9.15 of the Company Disclosure Letter under the heading “Excluded Funds”.

“Executive Officer” means any “executive officer” as defined in Rule 3b-7 under the Exchange Act.

“FINRA” means the Financial Industry Regulatory Authority.

“Fund” means:  (i) any investment vehicle, including a general or limited partnership, a limited liability company, a trust, a company, a commodity pool or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities (a) sponsored or promoted by Company or any Company Subsidiary, (b) for which Company or any Company Subsidiary acts as a general partner, trustee or managing member (or in a similar capacity) or serves as a commodity pool operator, (c) for which Company or any Company Subsidiary in any manner selects or controls (or has employees, officers, directors or agents who constitute) a majority of the directors, trustees or management or (d) for which a Company Advisory Subsidiary acts as an investment adviser, investment manager or commodity trading advisor or otherwise provides investment management, commodity trading advisory, investment advisory or sub-advisory services; or (ii) any managed account or other investment vehicle through which

Company or any Company Subsidiary manages any client capital (whether directly or indirectly).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. federal, state or local governmental or regulatory body, court, judicial authority, arbitrator, administrative agency or commission, or any SRO.

“HCR Funds” means the persons set forth in Section 9.15 of the Company Disclosure Letter under the heading “HCR Funds”.

“Indenture” means the Third Supplemental Indenture, dated as of June 11, 2018, by and between Company, as issuer, and the Bank of New York Mellon, as trustee, related to the 7.75% Senior Notes due 2033.

“Intellectual Property” means intellectual property rights in any jurisdiction, whether registered or unregistered, in and to: (i) all trademarks, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisionals, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) proprietary rights in computer programs, algorithms, software and databases; and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development that does not relate to an Acquisition Proposal and is not known by, or reasonably foreseeable to, the Board of Directors of Company as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Board of Directors of Company as of the date of this Agreement); provided that a change, in and of itself, in the trading price of Company’s stock, the fact, in and of itself, that Company meets or exceeds any revenue or earnings projections or any internal financial projections or any change or prospective change, in and of itself, in the credit rating of Company shall not be taken into account in determining whether an Intervening Event has occurred (it being understood that the underlying causes of such change or fact shall be taken into account in determining whether a Intervening Event has occurred).

“Liens” means any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security or adverse interests whatsoever.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of April 25, 2019, between Company and certain other parties thereto, related to the 7.25% Senior Notes due 2024.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any evolutions or mutations thereof, or any other infectious disease (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Parent Common Share” shall mean a common share of Parent.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or any of its Subsidiaries to consummate the transactions contemplated hereby.

“Permissibility Thresholds” means the following: the total consolidated assets of Company shall be less than the $10 billion threshold set forth in Section 163(b) of the Dodd Frank Act and Company shall be “substantially engaged” in activities that are financial in nature, incidental to a financial activity, or otherwise permissible for the financial holding company under section 4(c) of the BHC Act (12 U.S.C. 1843(c)), all within the meaning of 12 C.F.R. 225.85(a)(3).

“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (iv) non-monetary Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) non-exclusive licenses granted with respect to Intellectual Property.

“Pooled Vehicle” means any investment vehicle, including a general or limited partnership, a limited liability company, a trust, a company, a commodity pool or a commingled fund, organized in any jurisdiction, and any alternative investment vehicles, co-investment vehicles and parallel funds formed in connection with any of such entities, other than a Fund, in which Company or any Company Subsidiary owns or holds (whether directly or indirectly) any equity, partnership, or other similar interest.

“Regulatory Agencies” means (a) any U.S. federal or state regulatory authority, (b) the SEC, (c) any non-U.S. regulatory authority and (d) any SRO.

“Reimbursement Trigger Approval” means any Requisite Regulatory Approval other than (a) the NRC Approval, (b) the CSA Approval, (c) the CFIUS Approval or (d) any Company Springing Approval (each as defined in Annex A).

“Representatives” means, with respect to any Person, its officers, directors, employees, agents, advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.

“Stock Plans” means Company’s 2010 Equity and Incentive Plan and 2020 Equity Incentive Plan, as each can be amended from time to time.

“Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments or any charge of any kind in the nature of (or similar to) taxes whatsoever together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Volcker Rule” means Section 13 of the Bank Holding Company Act (12 U.S.C. § 1841) and the applicable implementing regulations thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COWEN INC.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

THE TORONTO-DOMINION BANK

By:	/s/ Barbara Hooper
	Name:	Barbara Hooper
	Title:	Senior Executive Vice President – Treasury and Enterprise Strategy

[Signature Page to Merger Agreement]

CRIMSON HOLDINGS ACQUISITION CO.

By:	/s/ Glenn Gibson
	Name:	Glenn Gibson
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]